Exhibit 10.1

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

DRUG DISCOVERY COLLABORATION AND LICENSE AGREEMENT

THIS DRUG DISCOVERY COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of June 7, 2022 (the “Effective Date”), by and between OLEMA PHARMACEUTICALS, INC., a corporation organized under the laws of Delaware, having its principal place of business at 512 2nd St, 4th Floor, San Francisco, CA 94107 (hereinafter “Olema”) and AURIGENE DISCOVERY TECHNOLOGIES LIMITED., a corporation organized under the laws of India, having its principal place of business at 39-40, KIADB Industrial Area, Electronic City Phase II, Hosur Road, Bangalore-560100, India (hereinafter “Aurigene”). Olema and Aurigene are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Aurigene has certain proprietary technology and intellectual property related to small molecule inhibitors of the human protein [ * ] (the “Collaboration Target”);

WHEREAS, Olema is a pharmaceutical company that is interested in developing small molecule products that [ * ] the Collaboration Target;

WHEREAS, the Parties desire to pursue a collaborative research program to discover, develop and/or identify small molecule compounds that [ * ] the Collaboration Target, all in accordance with a Research Plan (as defined below); and

WHEREAS, following completion of the collaborative research program, Aurigene will grant to Olema, and Olema will accept, an exclusive license under Aurigene Patent Rights and Aurigene Know-How and Aurigene’s interest in Collaboration Patent Rights and Collaboration Know-How to Develop, Manufacture and Commercialize Aurigene Compounds, Collaboration Compounds, and Licensed Products in the Field in the Territory (with capitalized terms as defined below), all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1“Accounting Standards” means GAAP or IFRS, in either case consistently applied.  Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which it maintains its records, it being understood that each Party may only use internationally recognized accounting principles.

1.2“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, by contract or otherwise. An entity will be deemed to be an Affiliate for so long as such Control exists.  Notwithstanding the foregoing, for the purposes of this Agreement, [ * ] shall not be considered an Affiliate of Aurigene except to the extent explicitly included herein.

1.3“Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including the U.S. Food, Drug and Cosmetic Act, (21 U.S.C. §301 et seq.) (“FFDCA”), Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal False Claims Act (31 U.S.C. §3729 et seq.) (“FCA”), the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.) (“AKA”), the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§78dd-1, et seq.) (the “FCPA”), and the United Kingdom Bribery Act (the “UKBA”), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder as well as foreign equivalents of any of the foregoing.

1.4“Aurigene Compound” means any small molecule compound [ * ] and is owned or controlled by Aurigene as of the Effective Date and during the Term, but excluding any Excluded Compound and Collaboration Compound.

1.5“Aurigene Know-How” means all Know-How Controlled by Aurigene, as of the Effective Date or during the Term, that is necessary or reasonably useful to Exploit Licensed Products in the Field in the Territory, excluding Aurigene’s interest in any Collaboration Know-How; [ * ].

1.6“Aurigene Patents” means all Patents Controlled by Aurigene, as of the Effective Date or during the Term, that: (i) Cover the composition of matter, the method of making or using, the sale or Exploitation of the Aurigene Compounds or a Licensed Product containing an Aurigene Compound, (ii) Cover the Aurigene Know-How, or (iii) are otherwise necessary or reasonably useful to Exploit the Licensed Products in the Field in the Territory, excluding Aurigene’s interest in any Collaboration Patents. The Aurigene Patents as of the Effective Date include those set forth on Exhibit A; [ * ].

1.7“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in San Francisco, California, or Bangalore, India are authorized or obligated by Applicable Law to close.

1.8“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.9“Calendar Year” means the twelve-month period commencing on January 1 and ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2022; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.

1.10“Centralized Approval Procedure” means, to the extent compulsory for the Regulatory Approval of Products, the procedure administrated by the EMA which results in a single marketing authorization that is valid in all European Union countries, as well as in Iceland, Liechtenstein and Norway (as the list of such countries may change from time to time during the Term as set forth in the Applicable Laws).

1.11“Change of Control” shall occur if: (a) any Third Party or group of Third Parties acting in concert, in one transaction or a series of related transactions, acquires directly or indirectly the beneficial ownership of any voting security of a Party, or if the percentage ownership of such person or entity in the voting securities of a Party is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party or group of Third Parties acting in concert is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of a Party; (b) a merger, consolidation, recapitalization, or reorganization of a Party is consummated, other than any such transaction, which would result in stockholders or equity holders of such Party immediately prior to such transaction, owning at least fifty percent (50%) of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the stockholders or equity holders of a Party approve a plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially of such Party’s assets, other than pursuant to the transaction described above or to an Affiliate; or (d) the sale, transfer or disposition in one transaction or a series of related transactions to a Third Party or group of Third Parties acting in concert of (i) all or substantially all of such Party’s assets taken as a whole or (ii) a majority of such Party’s assets which relate to this Agreement, is effected.

1.12“Clinical Trials” means a Phase I Trial, Phase II Trial, Phase III Trial or Phase IV Trial, as applicable.

1.13“Collaboration Compound” means any small molecule compound that [ * ] the Collaboration Target and that is conceived and reduced to practice, during the Research Term, by a Party alone or jointly by the Parties pursuant to the Research Program.

1.14“Combination Product” means (a) a product that comprises, consists of or incorporates a Licensed Product and at least one (1) other active pharmaceutical ingredient; (b) any Licensed Product sold in combination with one or more other products or services that are not Licensed Product for a single invoice price; or (c) any Licensed Product sold where the sale of the Licensed Product is only available from the seller with the purchase of other products or services that are not a Licensed Product.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.15“Commercialization” means any and all any activities directed to the offering for sale of an Aurigene Compound, a Collaboration Compound, a Licensed Product or other compound, product or therapy including: (a) activities directed to storing, marketing, promoting, detailing distributing, importing, offering to sell and/or selling the Aurigene Compound, Collaboration Compound, Licensed Product or other compound, product or therapy; (b) conducting Phase IV Trials of the Aurigene Compound, Collaboration Compound, Licensed Product, or other compound, product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking Pricing Approvals (as applicable) for the Aurigene Compound, Collaboration Compound, Licensed Product or other compound, product or therapy in the Field in the Territory. When used as a verb, “Commercialize” means to engage in Commercialization activities.

1.16“Commercially Reasonable Efforts” means, [ * ].

1.17“Competing Product” means [ * ].

1.18“Competitive Infringement” means (a) any existing, alleged or threatened infringement of an applicable Patent in the Field in the Territory resulting from (i) the using, making, importing, exporting, offering for sale or selling Licensed Products, Aurigene Compounds or Collaboration Compounds, or (ii) the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Licensed Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively, or (b) a declaratory judgment action in connection with any infringement described in clause (a) or otherwise against any Patent seeking an order that any claim in such Patent is invalid or unenforceable.

1.19“Compound Patent” means any claim contained in an Aurigene Patent or Collaboration Patent that claims the composition of matter of an Aurigene Compound or a Collaboration Compound [ * ].

1.20“Confidential Information” means all non-public or proprietary Information disclosed by or on behalf of a Party to the other Party or its Affiliates or designee under this Agreement without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form. Confidential Information shall include: (a) with respect to each Party: (i) Confidential Information disclosed by or on behalf of such Party pursuant to the Confidential Disclosure Agreement and (ii) all Information or materials regarding or concerning any Compound, Product, or any other Know-How, technical or business information, that is communicated by or on behalf of one Party to the other Party or any of its Affiliates or designees; and (b) [ * ].

1.21“Control” or “Controlled” means, with respect to any Information, Know-How, Patent or other intellectual property right, possession by a Party, including its Affiliates, of the ability (whether by ownership, license, or otherwise, other than pursuant to this Agreement) to grant access, a license or a sublicense to such Information, Know-How, Patent or other intellectual property right without [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.22“Cover”, “Covering” or “Covered” with respect to a particular subject matter at issue and a relevant Patent or individual claim in such Patent, as applicable, that the composition, making, having made, use, sale, offer for sale, or importation of such subject matter would, in the absence of a license or other right to use, infringe one or more issued claims in such Patent, and for the purpose of determining such infringement of pending patent applications would infringe such pending claim if it were to issue.

1.23“Develop” or “Development” means all activities relating to research and non-clinical and clinical drug development activities, including toxicology, carcinogenicity, pharmacology, and other non-clinical efforts, statistical analysis, formulation development, delivery system development, statistical analysis, manufacturing development, the performance of Clinical Trials or other activities reasonably necessary in order to obtain, but not maintain, Regulatory Approval of Products in the Field in the Territory. When used as a verb, “Develop” means to engage in Development activities. For clarity, “Development” shall not include any Commercialization activities.

1.24“EMA” means the European Medicines Agency or any successor agency or authority having substantially the same function.

1.25“Excluded Compound” means [ * ].

1.26“Executive Officers” means (a) with respect to Olema, the Chief Executive Officer (or his or her designee), and (b) with respect to Aurigene, the Chief Executive Officer (or his or her designee).

1.27“Exploit” or “Exploitation” means to make, have made, distribute, import, export, distribute, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured or otherwise dispose of.

1.28“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.29“Field” means any and all uses.

1.30“First Commercial Sale” means, on a country-by-country basis, the first sale of a Licensed Product under this Agreement by Olema, its Affiliates or their respective sublicensees to a Third Party in a country in the Territory in the Field where Regulatory Approval of such Licensed Product has been obtained (excluding Pricing Approvals not required for Commercialization and except as set forth in the following sentence), and where such sale results in a Net Sale. [ * ].

1.31“Force Majeure” means any event beyond the reasonable control of the affected Party, including embargoes, war or acts of war, terrorism, insurrections, riots, or civil unrest, strikes, lockouts or other labor disturbances; fire, floods, earthquakes or other acts of nature; acts, omissions or delays in acting by any Governmental Authority[ * ]; and failure of plant or machinery [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.32“FTE” means [ * ] of work per full Calendar Year (or equivalent pro-rata portion thereof for a period less than 12 months) devoted to or in support of the Research Program or other activity, that is carried out by one or more qualified scientific or technical employees of Aurigene or its Affiliates. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number.

1.33“GAAP” means generally accepted accounting principles in the United States.

1.34“Good Clinical Practices”, “GCP” or “cGCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guideline adopted by the International Conference on Harmonization (“ICH”), titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” (or any successor document) including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA, PMDA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time.

1.35“Good Laboratory Practices”, “GLP”, or “cGLP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in 21 C.F.R. Part 58 (or any successor statute or regulation), including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA, PMDA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable guidelines promulgated under the ICH.

1.36“Good Manufacturing Practices”, “GMP”, or “cGMP” means the then-current good manufacturing practices and procedures promulgated or endorsed by the FDA for the manufacture and testing of pharmaceutical materials, including, as applicable: (a) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; (b) European Directive 2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6 and TRS 957 Annex 2; (d) the quality guideline promulgated by the ICH designated ICH Q7A, titled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.37“Governmental Authority” means any multi-national, national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, instrumentality, agency, bureau, branch, office, commission, council, court or other tribunal).

1.38“IFRS” means the International Financial Reporting Standards, as promulgated by the International Standards According Board.

1.39“IND” means (a) an Investigational New Drug application as defined in the FFDCA, as amended, and applicable regulations promulgated hereunder by the FDA, (b) a clinical trial authorization application for a product filed with a Regulatory Authority in

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

any other regulatory jurisdiction outside the U.S., the filing of which (in the case of (a) or (b)) is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, or (c) documentation issued by a Regulatory Authority that permits the conduct of clinical testing of a product in humans in such jurisdiction.

1.40“Information” means information, ideas, inventions, discoveries, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies; Regulatory Documentation and submissions pertaining to, or made in association with, filings with any Governmental Authority or patent office; data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions; devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like; whether in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable.

1.41“Inventions” means any and all inventions, discoveries and developments, whether or not patentable, made, conceived or reduced to practice in the course of performance of this Agreement, whether made, conceived or reduced to practice solely by, or on behalf of, Olema, Aurigene, the Parties jointly, or any Affiliate(s) of the same.

1.42“Know-How” means all Information and Inventions of each Party that are necessary or useful to Exploit Products in the Field in the Territory. [ * ].

1.43“Liability”, “Liabilities” means losses, damages, fees, costs and other liabilities incurred by a Party related to such Party’s performance or conduct, or by virtue of being a “Party”, under this Agreement.

1.44“Licensed Product” means any Product that contains an Aurigene Compound or Collaboration Compound as an active ingredient (alone or in combination with another active ingredient).

1.45“MAA” or “Marketing Authorization Application” means an application for Regulatory Approval (but, for clarity, excluding a Pricing Approval) in any particular jurisdiction other than the U.S.

1.46“Major European Country” means [ * ].

1.47“Major Market Country” means the [ * ].

1.48“Manufacture”, “Manufacturing” means all activities related to making, having made, producing, manufacturing, modifying, reproducing, validating, scaling up, processing, filling, finishing, assembling, packaging, labeling, quality control, quality assurance, testing and release, shipping and storing of a Product, or any ingredient thereof, placebo or comparator agent, as the case may be, including manufacturing of finished

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Product for Development and Commercialization, labeling, packaging, in-process and finished Product testing, release of Product or any component or ingredient thereof, including quality assurance activities related to manufacturing and release of a Product, and ongoing stability tests and regulatory activities related to any of the foregoing.

1.49“NDA Acceptance” means the written notification by the FDA that the NDA has met all the criteria for filing acceptance pursuant to 21 C.F.R. §314.101.

1.50“Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by [ * ].

[ * ]. In any event, any amounts received or invoiced by [ * ] shall be accounted for only once. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold [ * ] in accordance with the Accounting Standards. [ * ] Net Sales will not be imputed to [ * ]. With respect to revenue of a Party or its Affiliate, Net Sales shall be calculated [ * ].

With respect to the Net Sales of any Combination Product: [ * ].

1.51“Non-Compound Patent Royalty Term” means, on a Licensed Product-by-Licensed Product and a country-by-country basis, the time period beginning with the First Commercial Sale of a Licensed Product in such country and continuing until the later of (a) the expiration of the last Valid Claim of an Aurigene Patent or Collaboration Patent, other than a Compound Patent, Covering such Licensed Product in such country and (b) the [ * ] of the date of the First Commercial Sale in such country.

1.52“Olema Know-How” means all Know-How Controlled by Olema, as of the Effective Date or during the Term that is necessary or reasonably useful to Exploit the Licensed Products in the Field in the Territory, excluding Olema’s interest in any Collaboration Know-How.

1.53“Olema Patents” means all Patents Controlled by Olema, as of the Effective Date or during the Term that are necessary or reasonably useful to Exploit the Licensed Products in the Field in the Territory, excluding Olema’s interest in any Collaboration Patents. The Olema Patents as of the Effective Date include those set forth on Exhibit B.

1.54“Patent Royalty Term” means, on a Licensed Product-by-Licensed Product and a country-by-country basis, the time period beginning with the First Commercial Sale of a Licensed Product in such country and continuing until the expiration of the last Valid Claim of a Compound Patent Covering such Licensed Product in such country.

1.55“Patents” means all: (a) issued patents, including any utility or design patent; (b) patent applications, including provisionals, substitutions, divisionals, continuations, continuations in-part or renewals; (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming priority directly or indirectly to any such specified patent or patent application specified in (a) through (c); and (e) inventor’s certificates.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.56“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.57“Phase I Trial” means a human clinical trial of a Product [ * ] as more fully described in US federal regulation 21 C.F.R. § 312.21(a) and its equivalents in other jurisdictions.

1.58“Phase II Trial” means a human clinical trial of a Product [ * ] as more fully described in US federal regulation 21 C.F.R. § 312.21(b) and its equivalents in other jurisdictions.

1.59“Phase III Trial” means a pivotal human clinical trial of a Product on a sufficient number of patients, which trial is designed to: [ * ] support Regulatory Approval for the Product, as more fully described in US federal regulation 21 C.F.R. § 312.21(c) and its equivalents in other jurisdictions. [ * ]

1.60“Phase IV Trial” means a human clinical trial of a Product, [ * ] which trial (a) is not required to be completed prior to obtaining Regulatory Approval of an indication; and (b) either (i) is required by the Regulatory Authority as mandatory to be conducted on or after the Regulatory Approval of an indication, or (ii) [ * ].

1.61“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.

1.62“Pricing Approval” shall mean, with respect to a Licensed Product, in any regulatory jurisdiction where a Regulatory Authority or other Third Party authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of reimbursement authorization or pricing approval or determination (as the case may be) for a pharmaceutical product in such regulatory jurisdiction.

1.63“Product” means any pharmaceutical product, including all forms, presentations, strengths, doses and formulations (including any method of delivery).

1.64“Product Liabilities” means all Liabilities incurred by a Party, its Affiliates or its sublicensees and resulting from or relating to the use of a Product in a human (including Clinical Trials and/or commercialization) in the Territory incurred after the Effective Date. [ * ].

1.65“Project Leader” means the person appointed by each Party from within their respective organization to coordinate and facilitate the communication, interaction and cooperation of the Parties pursuant to this Agreement, such person having the appropriate background and technical skills in [ * ] to lead each Party’s efforts to discover and Develop Aurigene Compounds and Collaboration Compounds.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.66“Regulatory Approval” means any and all approvals [ * ], licenses, registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary for the commercialization of a Licensed Product under this Agreement in the Territory.

1.67“Regulatory Approval Application” means a New Drug Approval Application (“NDA”) (as defined in the FFDCA), or any corresponding application for Regulatory Approval in the Territory, including: (a) with respect to the European Union, an MAA filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the decentralized procedure, mutual recognition or any national approval procedure; and (b) an MAA filed with the PMDA, including, in each case, all supplements, amendments, variations, extensions and renewals thereof.

1.68“Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval in a country or jurisdiction in the Territory, including in the U.S., the FDA and any other applicable Governmental Authority having jurisdiction over the Product; in the EU, the EMA or any competent Governmental Authority in the EU; in Japan, the PMDA; and any other applicable Governmental Authority having jurisdiction over a Product.

1.69“Regulatory Documentation” means, with respect to Products, all: (a) Regulatory Materials, including all data contained therein and any material supporting documents created for, submitted to or received from an applicable governmental agency or Regulatory Authority relating to such Regulatory Materials; and (b) other documentation or Information Controlled by a Party which is necessary in order to Exploit the Product in the Field in the Territory [ * ].

1.70“Regulatory Materials” means, with respect to Products, all documentation, correspondence, submissions and notifications submitted to or received from a Regulatory Authority that are necessary or reasonably useful in order to Exploit a Product in the Field in the Territory. [ * ].

1.71“Research Data Package” means, with respect to a given Collaboration Compound, [ * ].

1.72“Research Plan” means the written plan covering the performance of activities in furtherance of the Research Program, which shall include, at minimum: [ * ]. The Research Plan includes the Initial Research Plan and the Supplemental Research Plan. The Research Plan may be amended from time to time in accordance with Section 3.3.

1.73“Target” shall mean [ * ].

1.74“Territory” means worldwide.

1.75“Third Party” means any Person other than (a) Olema, (b) Aurigene or (c) an Affiliate of either of Olema or Aurigene.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.76“U.S.” means the United States of America, including its territories and possessions.

1.77“Valid Claim” means (a) a claim of an issued and unexpired Patent to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final order, from which no further appeal can be or has been taken, and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a claim within a patent application has not been pending for more than [ * ] from the earliest filing date to which such claim or the applicable patent application is entitled to claim priority and which claim has not been revoked, cancelled, withdrawn, held invalid or abandoned.

Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
“Agreement”	Preamble
“AKA”	1.3
“Anti-Corruption Laws”	7.2(c)
“Aurigene”	Preamble
“Aurigene Indemnitee”	10.1
“Aurigene Materials”	3.6
“Aurigene Research Activities”	3.1
“Bankruptcy Laws”	9.6(b)
“Breaching Party”	9.3(a)
“Challenged Patent”	9.5
“Claim”	10.1
“Collaboration Inventions”	6.1(c)
“Collaboration Know-How”	6.1(c)
“Collaboration Patent”	6.1(c)
“Collaboration Target”	Preamble
“Confidential Disclosure Agreement”	8.7
“Cure Period”	9.3(a)
“Disclosing Party”	8.1
“Effective Date”	Preamble
“Existing Patents”	7.3(c)
“FCA”	1.3
“FCPA”	1.3
“FFDCA”	1.3

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Definition	Section
“ICH”	1.34
“Indemnifying Party”	10.3(a)
“Indemnitee”	10.3(a)
“Initial Research Plan”	3.1
“Initial Research Term”	3.4
“Joint Research Activities”	3.1
“JRC”	2.1(a)
“Losses”	10.1
“NDA”	1.67
“Olema”	Preamble
“Olema Indemnitee”	10.2
“Olema Research Activities”	3.1
“Party” or “Parties”	Preamble
“Patent Extension” or “Patent Extensions”	6.4
“Proposed Terms”	11.3(d)
“Receiving Party”	8.1
“Records”	3.8
“Research Activities”	3.1
“Research Budget”	1.72
“Research Program”	3.1
“Research Term”	3.4
“Research Term Extension”	3.4
“Response Memorandum”	11.3(e)
“[ * ]”	9.7(c)
“[ * ]”	9.7(c)
“Royalty Term”	5.3(c)
“Substitute Target”	3.11
“Substitute Target Expiration Date”	3.11
“Supplemental Research Plan”	3.1
“Support Memorandum”	11.3(d)
“Term”	9.1
“Terminating Party”	9.3(a)
“UKBA”	1.3

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ARTICLE 2

GOVERNANCE

2.1Joint Research Committee.

(a)Formation and Purpose. The Parties shall establish and convene a joint research committee (the “JRC”) within [ * ] after the Effective Date. The JRC shall consist of an equal number of representatives from each Party and operate by the procedures in accordance with this Section 2.1. The purpose of the JRC shall be to provide a forum for the coordination, communication and oversight of the Parties’ activities in furtherance of the Research Program, including the resolution of disputes properly referred to the JRC under this Agreement. Following the end of the last Research Term, the JRC shall automatically dissolve and have no further oversight of the Development and Commercialization of the Licensed Product.

(b)JRC Responsibilities. The JRC’s primary responsibilities shall be to: [ * ].

(c)JRC Decisions and Actions. If the JRC fails to reach unanimous agreement on a matter before it for decision within [ * ] from the date that the matter is first presented to the JRC in writing, such matter shall be referred to the Executive Officers for discussion and resolution within [ * ] from the date that the matter is first referred to the Executive Officers. If the Executive Officers are not able to resolve the matter within the [ * ] period, then [ * ].

(d)JRC Membership. Promptly after the Effective Date, each Party shall designate [ * ] such representatives for the JRC. The JRC may elect to vary the number of representatives from time to time, provided that unless otherwise agreed by the Parties in writing at the JRC, the JRC shall maintain an equal number of representatives from each Party but no more than [ * ] JRC representatives in total. Each representative designated by a Party shall be an employee of such Party and shall have the appropriate level of experience in the subject area of the JRC, and at least [ * ] representative shall have sufficient seniority within the applicable Party’s organization to have the necessary decision-making authority in order for the JRC to fulfill its responsibilities. Either Party may designate substitutes for its JRC representatives if [ * ] of such Party’s designated representatives is unable to be present at a meeting. From time to time each Party may replace its JRC representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s). Each representative shall be bound by confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.

(e)JRC Chairperson. The JRC will have co-chairpersons, with one co-chairperson to be designated by each Party. The co-chairpersons shall be responsible for calling and convening meetings but shall have no special authority over the other members of the JRC and shall have no additional voting rights. The co-chairpersons (or their designees) shall: (i) prepare and circulate an agenda reasonably in advance of each upcoming meeting; and (ii) prepare and issue minutes of the JRC meeting within [ * ] thereafter. Such minutes shall not be finalized until each JRC representative reviews and approves such minutes, provided that any minutes shall be deemed

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approved unless a JRC representative objects to the accuracy of such minutes within [ * ] after the circulation of the minutes. [ * ].

(f)Meetings.

(1)Timing and Frequency. No later than [ * ] after the Effective Date, the JRC will hold a meeting to establish the JRC’s operating procedures. The JRC shall meet at least [ * ]. Additional meetings of the JRC may be held with the consent of each Party (such consent not to be unreasonably withheld, delayed or conditioned), as required under this Agreement or to resolve any matter or dispute referred to the JRC in accordance with this Agreement. In the case of any matter or dispute referred to the JRC, such meeting shall be held within [ * ] following referral to the JRC, or as soon as reasonably possible thereafter.

(2)Meeting Procedures. Meetings of the JRC shall be effective only if a majority of representatives of each Party are present or participating. The JRC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (ii) by audio or video teleconference; provided that [ * ]. Each Party shall be responsible for all of its own expenses incurred in connection with the JRC meeting, including all travel and lodging.

(3)Non-Member Participation. Additional non-members of the JRC having relevant experience may from time to time be invited to participate in a JRC meeting, provided that such participants shall have no voting rights or powers. [ * ].

2.2Additional Subcommittees and Working Groups. The JRC may establish other subcommittees or working groups, as needed to further the purposes of this Agreement, including any responsibilities assigned to the JRC under this Agreement[ * ]. The purpose, scope and procedures of any such subcommittee or working group shall be mutually agreed in writing by the JRC. Actions to be taken by any subcommittee or working group shall be taken only following unanimous vote, with each Party having [ * ]. If any subcommittee or working group fails to reach unanimous agreement on a matter before it for decision for a period in excess of [ * ] from the date that the matter is first presented to such subcommittee or working group in writing, such matter shall be referred to the JRC for resolution pursuant to Section 2.1.

2.3Authority. The Parties agree that it shall be conclusively presumed that, unless otherwise explicitly stated, each voting member of the JRC, or each subcommittee or working group established by the JRC, has the authority and approval of such member’s respective senior management in casting his or her vote. The JRC, and each subcommittee or working group established by the JRC, shall each have only the powers assigned expressly to the JRC in this ARTICLE 2 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.

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2.4Project Leaders. Promptly following the Effective Date, each Party shall designate in writing a Project Leader to serve as the primary point of contact for the Parties regarding all activities contemplated under this Agreement. Each Project Leader shall, among other things: [ * ]. The Project Leaders shall be allowed to attend meetings of the JRC, as well as any subcommittee or working group established by the JRC of which the Project Leader is not a member.

2.5Decision-Making Restrictions. Notwithstanding anything to the contrary in this Agreement, to the extent that [ * ] has final decision-making authority with respect to any matter pursuant to Section 2.1(c), [ * ] shall not exercise such final decision-making authority to: [ * ].

ARTICLE 3

RESEARCH PROGRAM

3.1Purpose. The Parties will conduct a research program consisting of research activities directed at identifying, discovering and characterizing Collaboration Compounds, all in accordance with the Research Plan (the “Research Program”). The scope and specific terms governing the Research Program shall be set forth in a Research Plan. As of the Effective Date, the Parties have agreed upon the initial Research Plan (the “Initial Research Plan”) attached hereto as Exhibit C. The JRC will have ultimate responsibility over all Research Program activities performed under this Agreement, in accordance with the terms of this Agreement. The Research Plan shall allocate the performance of specific research activities to each of Olema (the “Olema Research Activities”) and Aurigene (the “Aurigene Research Activities”) and shall specify activities, if any, to be performed jointly by the Parties (the “Joint Research Activities”). Within [ * ] after the Effective Date, the Parties will provide a supplemental Research Plan (the “Supplemental Research Plan”) to the JRC for review and approval. Each Research Plan and the accompanying Research Budget shall be reviewed and/or amended by the JRC [ * ] in accordance with Section 3.3. For purposes of this Agreement, “Research Activities” shall mean, collectively, the Olema Research Activities, Aurigene Research Activities and Joint Research Activities. The Parties’ Project Leaders will govern the day-to-day performance of the Research Activities. [ * ].

3.2Research Licenses.

(a)License to Aurigene. Subject to the terms and conditions of this Agreement, Olema hereby grants to Aurigene a non-exclusive, royalty-free, non-transferable, non-sublicensable license, under the Olema Patents and Olema Know-How, solely to the extent necessary or reasonably useful for Aurigene to perform the Aurigene Research Activities and any Joint Research Activities during the Research Term.

(b)License to Olema. Subject to the terms and conditions of this Agreement, Aurigene hereby grants to Olema an exclusive, sublicensable license, under the Aurigene Patent Rights and Aurigene Know-How and Aurigene’s interest in Collaboration Patent Rights and Collaboration Know-How, to make, use and import Aurigene Compounds, Collaboration Compounds, and Licensed Products in the Field in the Territory during the Research Term.

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(c)No Implied Licenses. No license or other right is or shall be created or granted hereunder during the Research Program by implication, estoppel, or otherwise. All licenses and rights during the Research Program are or shall be granted only as expressly provided in this Section 3.2. All rights not expressly granted by a Party under this Agreement are reserved by such Party and may not be used by the other Party for any purpose.

(d)Expiration of Research Licenses. The licenses granted to each Party during the Research Program shall automatically terminate at the end of the Research Term.

3.3Performance Standards; Research Plan. Each Party shall perform the Research Program activities for which it is responsible pursuant to the Research Plan and the terms and conditions of this Agreement, and in compliance with all Applicable Law, including, if and as applicable, national and international (e.g., ICH, GCP, GLP and GMP) guidelines. [ * ].  The Research Plan (including the Research Budget) shall be reviewed and amended by the Parties, through the JRC, [ * ]. Each updated Research Budget shall include, among other things, [ * ]. Each Party shall use Commercially Reasonable Efforts to complete the Research Program activities for which it is responsible in accordance with the timelines set forth in the Research Plan, and each Party will promptly inform the other Party if such Party anticipates or experiences a delay in the conduct or completion of any such activities.

3.4Research Term. The Research Program shall commence on the Effective Date and expire [ * ] (the “Initial Research Term”), unless earlier terminated in accordance with ARTICLE 9. The Initial Research Term may be extended by mutual agreement of the Parties for additional [ * ], upon written notice to Aurigene (each, a “Research Term Extension”, and together with the Initial Research Term, the “Research Term”).

3.5Research Costs. Olema will pay Aurigene for its work actually performed under the Research Plan according to, and not to exceed, the Research Budget at an FTE rate of [ * ]. Aurigene shall issue [ * ] invoices for its work actually performed under the Research Plan, which shall be due within [ * ] from Olema’s receipt of each such invoice.  Unless otherwise agreed in the Research Plan, including Olema’s obligation to pay Aurigene according to the Research Budget, each Party shall be responsible for its own costs and expenses under a Research Plan. Notwithstanding the foregoing, Olema shall reimburse Aurigene for [ * ], to be paid by Olema within [ * ] following receipt of a detailed invoice from Aurigene identifying [ * ].  Upon request from Olema, Aurigene shall provide supporting documentation for the costs and expenses identified in such invoice.

3.6Materials Transfer. In order to facilitate the activities contemplated under the Research Program, (a) Aurigene will promptly transfer to Olema, and no later than [ * ] after the Effective Date, the Aurigene Compounds and other technology and materials set forth in Exhibit D and (b) Aurigene will promptly transfer to Olema such other technology and materials within Aurigene Know-How as reasonably requested by Olema during the Term (collectively (a) and (b), the “Aurigene Materials”); [ * ]. Except as otherwise provided for under this Agreement, all such

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Aurigene Materials delivered to Olema will remain the sole property of Aurigene, will be used by Olema only in furtherance of the Olema Research Activities or the Joint Research Activities or in performing any of its obligations or exercising any of its rights under this Agreement, without the prior written consent of Aurigene, and will be used in compliance with Applicable Law. Aurigene will provide Olema the most current material safety data sheet for the Materials upon transfer of any Materials. Except as expressly set forth in this Agreement and without limiting any of the representations and warranties expressly set forth in ARTICLE 7, THE AURIGENE COMPOUNDS AND AURIGENE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

3.7Information Sharing and Reporting. Promptly after the Effective Date, the Parties will establish administrative procedures to achieve [ * ] electronic and data information sharing and reporting required under this Section 3.7. During the Research Term, each Party (through its respective Project Leader) will discuss progress and results in the conduct of Research Program activities for which it is responsible [ * ]. In addition, during the Research Term, each Party shall provide to the other Party at each regularly scheduled JRC meeting, a written report summarizing the Research Activities performed by such Party since the last JRC meeting and the results thereof and comparing such activities with such Party’s obligations under the Research Plan for such time period. Each such report shall include [ * ]. [ * ].

3.8Records. Each Party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data (collectively, “Records”) with respect to the Research Program activities conducted by such Party pursuant to this Agreement (including the Research Plan) in conformity with Applicable Law [ * ], provided that in no case shall such records be maintained for [ * ] to which such records pertain (or any longer period required by Applicable Law. If any such Records contain any Information that constitutes patentable subject matter for which either Party files a Patent, the filing Party shall notify the keeper of such Record in writing and such Record shall be maintained by the generating Party until [ * ].

3.9Cooperation. Upon mutually acceptable advance notice, at the request of the JRC, each Party agrees to make its employees and consultants reasonably available at their respective places of employment to consult with the other Party on issues arising in connection with the Research Program.

3.10Subcontracting. Each Party shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement; provided that, if Aurigene wishes to subcontract any of the Aurigene Research Activities under a Research Plan, then Aurigene must [ * ]. [ * ]. Notwithstanding the preceding, any Party engaging an Affiliate or subcontractor hereunder shall remain principally responsible and obligated for the performance of such activities. [ * ].

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3.11Substitute Target.  At any time prior to [ * ] (“Substitute Target Expiration Date”), Olema shall have the right to substitute a Target for the Collaboration Target (a “Substitute Target”), subject to approval by Aurigene. If Olema elects to substitute a Target for the Collaboration Target, then Olema shall notify Aurigene in writing of its choice of Substitute Target prior to the Substitute Target Expiration Date, and, upon approval by Aurigene, such Substitute Target shall automatically become a Collaboration Target. Thereafter, the Parties will prepare and submit a new Research Plan for the Substitute Target for approval by the JRC.

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION

4.1General. Subject to the terms of this Agreement, at all times after expiration of the Research Term, Olema shall be solely responsible for and have sole authority with respect to, at its own expense, all Development, Manufacture, Regulatory Approval and Commercialization of the Collaboration Compounds, Aurigene Compounds and Licensed Products in the Field in the Territory and will retain final decision-making authority with respect thereto.

4.2Commercial License; Sublicenses. Immediately upon expiration of the Research Term and for the remainder of the Term, subject to the terms and conditions of this Agreement, Aurigene hereby grants to Olema, effective on the expiration date of the Research Term, an exclusive, sublicensable (including through multiple tiers) license under Aurigene Patent Rights and Aurigene Know-How and Aurigene’s interest in the Collaboration Compounds, Collaboration Patents and Collaboration Know-How, to research, Develop, Manufacture, Commercialize, export, import and otherwise Exploit Aurigene Compounds, Collaboration Compounds, and Licensed Products in the Field in the Territory. Any sublicenses granted by Olema or its Affiliates shall be in writing and subject to and consistent with the terms and conditions of this Agreement.  Olema shall remain primarily responsible for the actions or omissions of its sublicensees or its sublicensees’ sublicensees and their compliance with the terms of this Agreement.  [ * ]. Within [ * ] after execution of a sublicense, Olema shall provide Aurigene with a reasonably redacted copy of each agreement granting a sublicense, but such copy shall not be redacted to the extent it impairs Aurigene’s ability to ensure compliance with this Agreement.  Olema shall notify Aurigene in writing within [ * ] after becoming aware of any effective termination of any sublicense agreement.

4.3No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party. [ * ].

4.4Technology Transfer after Research Term. Within [ * ] after expiration of the Research Term, Aurigene, to the extent not previously transferred to Olema, shall provide Olema with copies of a Research Data Package [ * ] and all Aurigene Know-How and Aurigene Materials in Aurigene’s possession and Control necessary or reasonably useful for the Exploitation of Aurigene Compounds, Collaboration Compounds, and Licensed Products in the Field in the Territory. The

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Parties shall cooperate in the conduct of such technology transfer to ensure orderly transition and uninterrupted Development of the Aurigene Compounds and Collaboration Compounds. In addition, Aurigene shall make available to Olema, on a reasonable consultation basis, advice of its technical personnel as may reasonably be requested by Olema in connection with such transfer of Aurigene Know-How.  [ * ].

4.5Transition of Responsibilities After Expiration of the Research Term. Promptly after expiration of the Research Term, Aurigene shall, in accordance with the transition plan to be reasonably agreed by the Parties, transfer to Olema all activities and responsibilities related to the Collaboration Compounds, Aurigene Compounds and Licensed Products.

4.6Mutual Exclusivity Obligations. During the Term, neither Party nor its Affiliates shall, license or otherwise permit any Third Party to, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise Exploit or have Exploited any Competing Product [ * ]. Notwithstanding the foregoing, (a) in the event of a Change of Control of Aurigene, [ * ], and (b) the requirements of this Section 4.6 shall cease to apply to Olema [ * ].

4.7Development. Following expiration of the Research Term, Olema shall use Commercially Reasonable Efforts to [ * ]. Olema shall conduct all such activities in a good scientific manner and in compliance in all material respects with all Applicable Law, including applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines.

4.8Regulatory Matters.

(a)Preparation of Regulatory Materials. After expiration of the Research Term, Olema shall, with respect to Licensed Products in the Field in the Territory, have the sole right, at its own expense, to: [ * ].

(b)Aurigene Assistance. Aurigene shall assist Olema as reasonably requested [ * ] in connection with the preparation and filing of Regulatory Documentation for the Licensed Product in the Territory.

4.9Commercialization.

(a)Commercialization Activities. Olema shall be solely responsible, at its own expense, for all aspects of the Commercialization of Licensed Products in the Field in the Territory. Olema shall use Commercially Reasonable Efforts to [ * ].

(b)Trademarks. Olema shall own and have sole responsibility, at its own expense, for all matters relating to the use of, and shall own, all trademarks used in the sale of Licensed Products in the Field in the Territory[ * ].

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4.10Manufacturing. Except as otherwise provided herein, after expiration of the Research Term, Olema shall have sole responsibility, at its own expense, for Manufacturing the Licensed Products for use in the Field in the Territory.

4.11Progress Reports. During the Term, Olema shall, [ * ] provide to Aurigene a report detailing Olema’s material efforts and progress with respect to the Development and Commercialization of Licensed Products during [ * ]. Each such report shall describe, among other matters, those: [ * ].  [ * ].

ARTICLE 5

COMPENSATION

5.1Upfront Payment. Olema shall pay to Aurigene Eight Million United States Dollars ($8,000,000) as a one-time, non-refundable, non-creditable upfront payment within [ * ] after the Effective Date.

5.2Development and Commercial Milestone Payments. Olema will promptly notify Aurigene in writing following the achievement of each milestone event described in subsections (a)-(c) below. Thereafter, Aurigene shall submit to Olema an invoice for the corresponding non-refundable, non-creditable milestone payment set forth below and Olema shall pay Aurigene such milestone payment within [ * ] after receipt of such invoice. [ * ].

(a)Development and Regulatory Milestones. The milestone events set forth in this Section 5.2(a) shall be payable only for the first Licensed Product to achieve such milestone, regardless of how many Licensed Products achieve such milestone.

No.	Milestone	Payment (U.S. Dollars)
1	[ * ]	[ * ]
2	[ * ]	[ * ]
3	[ * ]	[ * ]
4	[ * ]	[ * ]
	Maximum Development and Regulatory Milestone Payments	$60,000,000

[ * ].

(b)Commercial Milestones. The milestone payments set forth in this Section 5.2(b) shall each be payable only for the first Licensed Product to achieve such milestone, regardless of how many Licensed Products achieve such milestone.

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No.	Milestone	Payment (U.S. Dollars)
1	[ * ]	[ * ]
2	[ * ]	[ * ]
3	[ * ]	[ * ]
	[ * ]	[ * ]

[ * ].

(c)Net Sales Milestones. The milestone payments in this Section 5.2(c) shall be payable only once, regardless of the number of times such milestone is achieved.

No.	Milestone	Payment (U.S. Dollars)
1	[ * ]	[ * ]
2	[ * ]	[ * ]
3	[ * ]	[ * ]
4	[ * ]	[ * ]
	[ * ]	[ * ]

[ * ].

5.3Olema Royalty Obligations.

(a)Royalties for Licensed Products Covered by a Valid Claim of a Compound Patent. Olema shall pay to Aurigene royalties at the royalty rates on the [ * ] Net Sales of Licensed Products Covered by a Valid Claim of a Compound Patent in accordance with the tables below, in each case, during an applicable Patent Royalty Term and subject to Section 5.3(b).  For the avoidance of doubt, (i) on a country-by-country basis, as to Net Sales of a Licensed Product made at a time when such Licensed Product is not Covered by a Valid Claim of a Compound Patent, royalties shall be payable in accordance with Section 5.3(b)[ * ].

[ * ] Net Sales	Royalty Rate
[ * ]	[ * ]
[ * ]	[ * ]

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[ * ]	[ * ]

(b)Royalties for Licensed Products Not Covered by a Valid Claim of a Compound Patent. Olema shall pay to Aurigene royalties at the royalty rates on the [ * ] Net Sales of Licensed Products that are not Covered by a Valid Claim of a Compound Patent in accordance with the tables below, in each case, during an applicable Non-Compound Patent Royalty Term.

[ * ] Net Sales	Royalty Rate
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(c)Royalty Term. Royalties under this Section 5.2(c) shall be payable beginning upon the First Commercial Sale of the Licensed Product in a country in the Territory until the expiration of the later of the Patent Royalty Term or Non-Compound Patent Royalty Term (collectively, the “Royalty Term”) in such country. Following the expiration of the Royalty Term in a country of the Territory, subject to the terms and conditions of this Agreement, the license granted to Olema under Section 4.2 shall automatically become perpetual, irrevocable, non-exclusive, fully-paid and royalty-free in such country of the Territory.

5.4Manner of Royalty Payment. Within [ * ] following the end of [ * ] after the First Commercial Sale of the Licensed Product in the Territory, Olema shall provide Aurigene with a report containing the following information for the applicable [ * ] on a Licensed Product-by-Licensed Product and country-by-country basis: [ * ]. Olema shall pay all amounts due to Aurigene pursuant to Section 5.2(c) with respect to Net Sales by [ * ] for such [ * ] within [ * ] after receipt of the corresponding invoice from Aurigene. [ * ].

5.5Third Party Licenses. Olema shall have the right to offset [ * ].

5.6Taxes.

(a)Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to appropriately calculate, to the extent feasible and legal, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use all reasonable efforts to cooperate and coordinate with each other to achieve such objective.

(b)Payment of Tax. [ * ].

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(c)Assessment. Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Law. The Parties shall reasonably cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.

5.7Audit. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of Net Sales, royalties, and milestone payments under this Agreement, in the case of Olema, and costs and expenses of Research Activities, in the case of Aurigene. Upon reasonable prior notice, but not more than [ * ], such records shall be available during regular business hours at such place or places where such records are customarily kept, for a period of [ * ] to which they pertain for examination [ * ] at the expense of the requesting Party by an independent certified public accountant selected by the requesting Party and reasonably acceptable to the audited Party, for the sole purpose of verifying the accuracy of the financial reports and correctness of the payments furnished by the audited Party pursuant to this Agreement. All records made available for inspection or audit shall be deemed to be Confidential Information of the audited Party. The results of each inspection or audit, if any, shall be binding on both Parties. Any such auditor shall not disclose the audited Party’s Confidential Information. The accounting firm will disclose to the auditing Party only whether the expenses and payments are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to the requesting Party without the prior consent of the audited Party unless disclosure is required by Applicable Laws or judicial order. The audited Party is entitled to require the accounting firm to execute a reasonable confidentiality agreement prior to commencing any such audit. The accounting firm shall provide a copy of its report and findings to the audited Party. Any amounts shown to be owed but unpaid shall be paid within [ * ] from the accountant’s report[ * ] as set forth in Section 5.8 from the original due date. Any amounts shown to have been overpaid shall be refunded within [ * ] from the accountant’s report. The requesting Party shall bear the full cost of such audit unless such audit discloses an underpayment by the other Party of [ * ], in which case the other Party shall bear the full cost of such audit. The audit rights set forth in this Section 5.7 shall survive the Term for a period of [ * ].

5.8Late Payment. All payments due to a Party hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by the receiving Party. If a Party does not receive payment of any sum due to it on or before the due date, [ * ].

ARTICLE 6

INTELLECTUAL PROPERTY MATTERS

6.1Ownership of Inventions.

(a)Olema IP. As between the Parties, Olema shall own and Control all right, title and interest in and to (i) the Olema Patents and Olema Know-How, or (ii) all Patents or Know-How generated or acquired by Olema, whether solely or with, by or through its Affiliates or a Third

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Party, outside the scope of the Research Program and this Agreement and without use of or reference to any Confidential Information of Aurigene.

(b)Aurigene IP. As between the Parties, Aurigene shall own and Control all right, title and interest in and to (i) the Aurigene Patents and Aurigene Know-How, or (ii) all Patents or Know-How generated or acquired by Aurigene, whether solely or with, by or through its Affiliates or a Third Party, outside the scope of the Research Program and this Agreement and without use of or reference to any Confidential Information of Olema.

(c)Collaboration Inventions. The Parties shall jointly own (i) the Collaboration Compounds and (ii) any Inventions made, conceived of or reduced to practice under the Research Program, together with any intellectual property rights therein (the “Collaboration Inventions”). Any Know-How within the Collaboration Inventions shall be “Collaboration Know-How” and any Patents filed with respect to such Collaboration Inventions shall be a “Collaboration Patent” (subject to the rights set forth in Section 6.3 regarding filing, prosecution, maintenance, enforcement and defense of Collaboration Patents). Inventorship shall be determined in accordance with U.S. patent laws. Each Party each hereby assigns and agrees to assign to the other Party an equal undivided interest in such Party’s right, title and interest in and to any Collaboration Compound and any such Collaboration Invention. Subject to the rights, obligations and licenses granted under this Agreement, each Party shall have the right to use, and grant licenses to use, any Collaboration Inventions (including Collaboration Know-How and Collaboration Patents) without the other Party’s consent and has no duty to account to the other Party for such use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.

6.2Disclosure of Inventions. Each Party shall promptly disclose to the other Party any Inventions made in the conduct of the Research Program. The disclosing Party will provide any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Inventions, and all Information relating to such Inventions to the extent necessary or useful for the Exploitation of Collaboration Compounds or Licensed Products containing Collaboration Compounds in the Field in the Territory and, to the extent patentable, for the preparation, filing and maintenance of any Patent with respect to such Invention.

6.3Prosecution of Patents.

(a)Generally. As between the Parties, Olema shall have the first right, but not the obligation, to prepare, file, prosecute and maintain any Olema Patents, Aurigene Patents, and Collaboration Patents in the Territory, at Olema’s sole cost and expense.

(b)Aurigene Patents and Collaboration Patents. Olema shall provide Aurigene with a reasonable opportunity to review and comment on all material correspondence and filings with respect to filing, prosecution and maintenance of the Aurigene Patents and the Collaboration Patents, including by providing Aurigene with a copy of material communications from any patent

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authority in such country(ies) regarding any Aurigene Patents and the Collaboration Patents, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Olema shall consider Aurigene’s comments regarding such communications and drafts in good faith. If Olema determines in its discretion to abandon or not maintain any Aurigene Patent(s) or Collaboration Patent(s) in the Territory (without having first filed a continuation or substitute application), then Olema shall provide Aurigene with written notice of such determination within a period of time reasonably necessary to allow Aurigene to determine, in its discretion, whether to continue prosecution and maintenance of such Aurigene Patent(s) or Collaboration Patent(s). If Aurigene provides written notice expressing its interest in the preparation and filing, the continuation of prosecution or the maintenance of any such Aurigene Patent(s) or Collaboration Patent(s), Aurigene may prepare and file, continue prosecution of or maintain such Aurigene Patent(s) or Collaboration Patent(s) at its sole cost and expense; [ * ].

(c)Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 6.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, as well as further actions as set forth below. Such assistance and cooperation shall include making a Party’s inventors and other scientific advisors reasonably available to assist the other Party’s Patent preparation, filing, prosecution and maintenance efforts. As used herein, “prosecution” of such Patents shall include all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings. [ * ].

6.4Patent Term Extensions in the Territory. Olema, in its sole discretion, shall decide whether to seek patent term extensions, supplemental protection certificates or their equivalents in the Territory (each a “Patent Extension” and collectively “Patent Extensions”) for Olema Patents, Aurigene Patents, and Collaboration Patents with respect to Licensed Products at its sole cost and expense. Aurigene will cooperate fully with Olema at Olema’s expense in making such filings or actions, including executing any required authorizations to apply for such Patent Extension.

6.5Orange Book Listing. Olema will have the full and exclusive right, in its sole discretion and in accordance with Applicable Law, to determine and control the listing of any Olema Patents, Aurigene Patents, and Collaboration Patents in the then-current edition of the FDA’s Orange Book in connection with the Regulatory Approval of any Licensed Product, or in equivalent patent listings in any other country within the Territory. Aurigene will cooperate fully with Olema in such actions.

6.6Infringement of Patents by Third Parties.

(a)Notification. Each Party shall promptly notify the other Party in writing of any Competitive Infringement of any Aurigene Patent or Collaboration Patent of which it becomes

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aware and shall provide all Information in such Party’s possession or control demonstrating such infringement.

(b)Infringement of Aurigene Patent or Collaboration Patent. Olema shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Third Party engaged in any existing, alleged or threatened Competitive Infringement of any Aurigene Patent or Collaboration Patent. Olema shall notify Aurigene of its election to take any action against such Third Party within the earlier of: (i) [ * ] after the first notice under Section 6.6(a); or (ii) [ * ] before any time limit set forth in Applicable Law or regulation, including the time limits set forth under the Hatch-Waxman Act. In the event that Olema elects not to initiate a lawsuit or take other reasonable action with respect to an infringement described in this Section 6.6(b), Aurigene shall have the right, but not the obligation, to initiate such suit or take such other action, after providing [ * ] notice to Olema and giving good faith consideration to Olema’s reason(s) for not initiating a suit or taking other action. [ * ] If one Party elects to bring suit or take action under this Section 6.6(b) against a Competitive Infringement, then the other Party shall have the right, prior to commencement of the suit or action, to join any such suit or action. Each Party shall provide to the Party enforcing any such rights under this Section 6.6(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall consult the other Party in any important aspects of such enforcement, including determination of material litigation strategy and filing of dispositive papers to the competent court. Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 6.6(b), except as otherwise set forth above with respect to costs of providing cooperation. The Party not bringing an action with respect to the Competitive Infringement in the Territory under this Section 6.6(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(c)Settlement. The enforcing Party shall not settle any claim, suit or action that it brought under this Section 6.6 involving Aurigene Patents or Collaboration Patents [ * ].

(d)Allocation of Proceeds. The Party bringing a claim, suit or action under Section 6.6(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action.  If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amounts shall be allocated as follows: [ * ].

(e)Other Infringement. For any and all infringement of an Olema Patent, Olema shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such infringement of such Patent and to retain [ * ] of any recovery in connection with such suit or other action.  Olema shall have no right to bring suit or other action

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with respect to infringement of Aurigene Patents other than a Competitive Infringement. For an infringement by a Third Party of a Collaboration Patent other than a Competitive Infringement, the Parties will discuss in good faith the appropriate action to take against such infringement.

6.7Infringement of Third Party Rights in the Territory.

(a)Notice. If any Licensed Product used or sold by Olema, its Affiliates, or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Third Party Patent granted by a jurisdiction within the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party.

(b)Defense. Subject to any indemnification obligations of a Party to the other Party, Olema shall have the first right, but not the obligation, to defend any such Third Party claim or assertion of infringement, of a Third Party Patent as described in Section 6.7(a), at Olema’s expense. If Olema does not commence actions to defend such claim within [ * ] after it receives notice thereof (or within [ * ] after it should have given notice thereof to Aurigene as required by Section 6.7(a)), then, to the extent allowed by Applicable Law, Aurigene shall have the right, but not the obligation, to control the defense of such claim by counsel of its choice, at Aurigene’s expense. The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim or assertion, including if required to conduct such defense, furnishing a power of attorney; provided, however, that each Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(c)Settlement. Neither Party shall enter into any settlement of any claim described in this Section 6.7 that [ * ].

6.8Patent Oppositions and Other Proceedings.

(a)Third Party Patent Rights. Olema shall have the first right, but not the obligation, to determine whether to bring an opposition, action for declaratory judgment, nullity action, declaration for non-infringement, reexamination, inter partes review, post-grant proceeding or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party and having one or more claims that Cover the Licensed Product, or the use, sale, offer for sale or importation of the Licensed Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 6.7, in which case the provisions of Section 6.7 shall govern). Olema shall notify Aurigene prior to taking any such action. Aurigene shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense and shall cooperate fully with Olema with respect to such action. Aurigene shall have a step-in right to bring any action not brought by Olema under this Section 6.8(a) in connection with any suit or other action that is controlled by Aurigene under Section 6.6(b).

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(b)Parties’ Patent Rights. If any Olema Patent, Aurigene Patent or Collaboration Patent becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, inter partes review or post-grant proceeding or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 6.6, in which case the provisions of Section 6.6 shall govern), then Olema shall control such defense at its own expense. Olema shall permit Aurigene to participate in any proceeding involving an Aurigene Patent or Collaboration Patent to the extent permissible under Applicable Law, and to be represented by its own counsel in such proceeding, at Aurigene’s expense. If Olema decides not to defend against such action involving an Aurigene Patent or Collaboration Patent, Aurigene shall have a backup right to assume the defense of such Third Party action at its own expense, but only after reasonably consulting with Olema and taking into account Olema’s reasons for not pursuing such action. Any awards or amounts received in defending any such Third-Party action (solely with respect to any Aurigene Patent or Collaboration Patent) shall be allocated between the Parties as provided in Section 6.6(d).

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date that:

(a)Organization. It is a corporation duly organized, validly existing, and in good standing under Applicable Law of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b)Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other Applicable Law of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

(c)Authorization. The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

(d)No Inconsistent Obligations. Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms

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of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

7.2Mutual Covenants.

(a)No Debarment. Neither Party nor any of its respective Affiliates has been debarred by the FDA, is not subject to any similar sanction of other Governmental Authorities in the Territory, and, to its knowledge, neither Party nor any of its respective Affiliates has used, or will engage, in any capacity, in connection with this Agreement or any ancillary agreements (if any), any Person who either has been debarred by such a Regulatory Authority, or is the subject of a conviction described in Section 306 of the FFDCA. Each Party shall inform the other Party in writing promptly if it or any Person engaged by it or any of its Affiliates who is performing services under this Agreement or any ancillary agreements (if any) is debarred or is the subject of a conviction described in Section 306 of the FFDCA, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party, any of its Affiliates or any such Person performing services hereunder or thereunder.

(b)Compliance.  Each Party and its Affiliates shall comply in all material respects with all Applicable Law in the research, Development and Commercialization of Collaboration Compounds and Licensed Products and performance of its obligations under this Agreement, including, to the extent applicable to such Party and its activities hereunder, the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), as each as may be amended from time to time.

(c)Anti-Corruption Laws. Each Party shall comply with the United States Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 or any other applicable equivalent laws (collectively “Anti-Corruption Laws”) and shall not cause the other Party or its Affiliates, directors, officers, shareholders, employees or agents to be in violation of any Anti-Corruption Laws. Without limiting the foregoing, neither Party shall, directly or indirectly, pay any money to, or offer or give anything of value to, any “foreign official” as that term is used in the FCPA or any “foreign public official” as that term is used in the FCPA, in order to obtain or retain business or to secure any commercial or financial advantage for the other Party or for itself or any of their respective Affiliates or sublicensees. A breach of this Section 7.2(c) shall be deemed a material breach of this Agreement.

(d)Assignment by Employees, Agents and Consultants; Inventor Remuneration. During the Research Term, all employees, agents and subcontractors of, and consultants to, each Party or its Affiliates who are performing activities under the Research Plan will be obligated to assign to such Party or its Affiliate their rights in and to any Inventions arising out of their work

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at such Party or its Affiliate either pursuant to written agreement or by operation of Applicable Law, except as set forth in Section 3.10 with respect to subcontractor background intellectual property and improvements thereto. During the Term, each Party will pay all such remuneration due to any inventor employed or previously employed by such Party or any of its Affiliates with respect to any Inventions, Information, and other Know-How and intellectual property rights therein that are assigned to such Party or its Affiliates.

7.3Additional Representations and Warranties of Aurigene. Aurigene represents and warrants to Olema that, as of the Effective Date:

(a)Aurigene has all rights necessary to grant the licenses under the Aurigene Patents and Aurigene Know-How that it grants to Olema in this Agreement. Aurigene has not granted to any Third Party rights that encumber or conflict with the rights granted to Olema hereunder with respect to the Aurigene Patents and Aurigene Know-How.

(b)Aurigene has not received any notice or threat from any Third Party asserting or alleging, nor does Aurigene have any knowledge of any basis for any assertion or allegation, that any Development, Manufacture, Commercialization or Exploitation of Aurigene Compounds or Products containing Aurigene Compounds infringed or would infringe the intellectual property rights of such Third Party.

(c)The Patents set forth on Exhibit A (“Existing Patents”) represent all Aurigene Patents as of the Effective Date. Aurigene is the sole and exclusive owner of or the exclusive licensee to the entire right, title and interest in the Existing Patents free of any encumbrance, lien, or claim of ownership by any Third Party. Aurigene or its Affiliates have not received any written notification of actual infringement or misappropriation of the Existing Patents or of any threatened claims or litigation seeking to invalidate or otherwise challenge the Existing Patents by any Person in the Territory, and there is no pending or, to Aurigene’s knowledge, threatened, litigation with respect to infringement or misappropriation of the Aurigene Patents by any Person in the Territory. To Aurigene’s knowledge, neither Aurigene nor any of its Affiliates have taken any action that would render any Invention claimed in the issued Existing Patents unpatentable.

(d)Aurigene or its Affiliates have not received any written notification of actual claims, disputes, proceedings, or allegations regarding or relating to improper inventorship of the Existing Patents.

7.4Additional Covenant of Aurigene. During the Term, Aurigene shall not, and shall cause its Affiliates not to, grant to any Third Party rights that encumber or conflict with the rights granted to Olema hereunder with respect to the Aurigene Patents and Aurigene Know-How and Aurigene’s interest in Collaboration Patent Rights and Collaboration Know-How.

7.5No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF

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ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS.

ARTICLE 8

CONFIDENTIALITY

8.1Nondisclosure. Each Party agrees that, during the Term and for a period of [ * ] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall: (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary Information of similar kind and value (but at a minimum each Party shall use Commercially Reasonable Efforts), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 8.1 shall not create or imply any rights or licenses not expressly granted under this Agreement).

8.2Exceptions. The obligations in Section 8.1 shall not apply with respect to any portion of the Confidential Information to the extent that the Receiving Party can show by competent written evidence:

(a)is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party;

(b)is known to, or was otherwise in the possession of, the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(c)is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that is not bound by a similar duty of confidentiality or restriction on its use;

(d)is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without the aid, application, use or reference to of Confidential Information disclosed by the Disclosing Party or its Affiliates under this Agreement; or

(e)is the subject of written permission to disclose provided by the Disclosing Party.

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8.3Authorized Disclosure. The Receiving Party may disclose Confidential Information (including this Agreement) of the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(a)to a Governmental Authority or other Regulatory Authority in order to file or prosecute Patents as permitted by this Agreement;

(b)to a Governmental Authority or other Regulatory Authority as reasonably required in generating Regulatory Materials and obtaining Regulatory Approvals;

(c)prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(d)to the extent required in connection with complying with Applicable Law or court or administrative orders;

(e)if such disclosure is deemed necessary by the Receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially as protective as the confidentiality provisions of this Agreement as they apply to the Receiving Party; provided, however, that, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 8.3(e) to treat such Confidential Information as required under this ARTICLE 8;

(f)to existing or bona fide prospective acquirers, merger partners, lenders or investors of the Receiving Party in connection with transactions or bona fide prospective transactions with the foregoing, in each case on a “need-to-know” basis, under appropriate written confidentiality provisions substantially similar to those of this Agreement [ * ]; provided, however, that, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 8.3(f) to treat such Confidential Information as required under this ARTICLE 8; and

(g)to its Affiliates, and each of its and its Affiliates’ employees, sublicensees or prospective sublicensees, subcontractors or prospective subcontractors, in each case, on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, to the extent reasonably necessary for such purposes; each of whom prior to disclosure must be bound by written obligations of confidentiality and restrictions on use of such Confidential Information that are substantially similar to those set forth in this ARTICLE 8; provided, however, that: (i) the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 8.3(g) to treat such Confidential Information as required under this ARTICLE 8 and (ii) with respect to disclosures to

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sublicensees or prospective sublicensees or subcontractors or prospective subcontractors, the financial terms of this Agreement shall be redacted from any such disclosure of the terms of this Agreement.

If and whenever any Confidential Information is disclosed in accordance with this Section 8.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clauses (a) through (e) of this Section 8.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure.

8.4Terms of this Agreement. [ * ]

8.5Breaches of Confidentiality; Assistance in Respect of Same. The Receiving Party shall promptly notify the Disclosing Party if the Receiving Party becomes aware of any breach of confidence or unauthorized use by any Person to whom the Receiving Party has disclosed any Confidential Information. The Receiving Party shall give the Disclosing Party all reasonable assistance in connection with any action, demand, claim or proceeding that the Disclosing Party may institute against any such person in respect of such disclosure.

8.6Securities Filings. Notwithstanding anything to the contrary in this ARTICLE 8, in the event either Party determines it is reasonably advisable or otherwise required to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties, or requires the filing of this Agreement as an exhibit to such registration, statement or disclosure document, such Party shall notify the other Party of such intention and shall provide the other Party, except where impracticable, with a copy of relevant portions of the proposed filing at least [ * ] prior to such filing (and any revisions to such portions of the proposed filing [ * ] prior to the filing thereof), including any exhibits thereto that refer to the other Party or the terms and conditions of this Agreement or any related Agreements between the Parties. The Party making such filing shall cooperate in good faith with the other Party to obtain confidential treatment of the terms and conditions of this Agreement or any related Agreements between the Parties that the other Party reasonably requests be kept confidential or otherwise afforded confidential treatment and shall only disclose Confidential Information that it is reasonably advised by outside counsel is legally required to be disclosed. Each Party acknowledges that the other Party may be required by securities regulators, including the Securities and Exchange Commission, or advised by such other Party’s outside counsel that the financial terms, including the milestone amounts and/or royalty rates must be included in such filings. No such notice shall be required if the description of or reference to this Agreement or a related agreement between the Parties contained in the proposed

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filing has been included in any previous filing made by either Party in accordance with this Section 8.6 or otherwise approved by the other Party.

8.7Relationship to Confidentiality Agreement. This Agreement supersedes that certain Mutual Confidential Disclosure Agreement between the Parties dated [ * ] (the “Confidential Disclosure Agreement”), provided however, that all “Confidential Information” disclosed or received by the Parties and their Affiliates thereunder shall be deemed Confidential Information hereunder and shall be subject to the terms and conditions of this Agreement.

8.8Equitable Relief. Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this ARTICLE 8. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this ARTICLE 8.

8.9Publicity.

(a)Press Release. Olema and Aurigene may each issue one press release announcing the execution of this Agreement on the Effective Date or immediately thereafter without any changes from the form attached to this Agreement as Exhibit E. Beyond such press release, neither Party shall make any public announcements concerning the material terms of this Agreement or any activities hereunder without the other Party’s prior written consent.  If a Party desires to subsequently make a public announcement concerning the material terms of this Agreement or any activities hereunder, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), except that in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within [ * ] after receiving the press release for review.  Notwithstanding anything to the contrary herein, neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 8.9(a), provided such information remains accurate as of such time.

(b)Publications. During the Term, Olema may, in its sole discretion, publish all data and information generated from the Research Program and non-clinical and Clinical Trials conducted with respect to the Aurigene Compounds, Collaboration Compounds or Licensed Products, and Aurigene shall have no such right to publish [ * ]. Olema shall provide Aurigene with a copy of the applicable proposed abstract, manuscript, or presentation no less than [ * ] prior to its intended submission for publication. Aurigene shall respond in writing at least [ * ] prior to the intended publication date with any concerns regarding patentability or protection of Aurigene’s Confidential Information. In the event of concern over patent protection of intellectual property

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rights of Aurigene, Olema agrees not to submit such publication or to make such presentation that contains such information until Aurigene is given a reasonable period of time, and in no event less than [ * ], to seek patent protection in accordance with the terms of this Agreement for any material in such publication or presentation which it believes is patentable. Subject to Section 8.3, any Confidential Information of Aurigene shall, if requested by Aurigene, be removed by Olema.

(c)Publication Guidelines. All publications shall be prepared, presented and/or published in accordance with pharmaceutical industry accepted guidelines [ * ].

ARTICLE 9

TERM AND TERMINATION

9.1Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to this ARTICLE 9, shall continue in full force and effect until the date of expiration of all payment obligations under this Agreement (the “Term”).

9.2Unilateral Termination by Olema. Olema shall have the right to terminate this Agreement in its entirety, for any or no reason, upon [ * ] prior written notice to Aurigene.

9.3Termination for Material Breach.

(a)Either Party (the “Terminating Party”) may terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product basis in the event the other Party (the “Breaching Party”) has materially breached this Agreement, and such material breach has not been cured within [ * ] after receipt of written notice of such breach by the Breaching Party from the Terminating Party or, if such breach is not reasonably curable within such [ * ] period but is curable, such longer period as reasonably necessary for the Breaching Party to cure such material breach (the “Cure Period”)[ * ]. The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 9.3 shall become effective at the end of the Cure Period unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period. The right of either Party to terminate this Agreement as provided in this Section 9.3 shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement.

(b)Any right to terminate this Agreement, in its entirety or with respect to a Licensed Product, under this Section 9.3 shall be stayed and the cure period tolled if, during any cure period, the Breaching Party initiates dispute resolution by the Executive Officers and/or an action or proceeding in accordance with Section 11.2 with respect to such breach.

9.4Alternative to Olema Termination for Certain Aurigene Material Breach. [ * ]

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9.5Termination for Patent Challenge. If Olema, its Affiliates or any of their respective sublicensees, directly or indirectly disputes, or assists any Third Party to dispute the validity of any granted Patent within the Aurigene Patents or Collaboration Patents (such Patent, the “Challenged Patent”) in a litigation or other court proceeding with respect to a Licensed Product, Aurigene may terminate the license in Section 3.2 or Section 4.2 with respect to such Challenged Patent upon [ * ] prior written notice to Olema, unless during such [ * ] period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued. Notwithstanding the foregoing, in the event a sublicensee of Olema initiates such challenge, Aurigene may not terminate the license granted in Section 3.2 or Section 4.2 with respect to such Challenged Patent if: (a) Olema successfully causes such sublicensee to permanently cease such challenge as aforesaid within such [ * ] period; or (b) Olema (i) provides Aurigene a written notice of its intent to terminate its sublicense agreement with such sublicensee within [ * ] of receiving written notice from Aurigene, and (ii) successfully terminates such sublicense within such [ * ] period. [ * ]

9.6Termination for Bankruptcy.

(a)Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than [ * ].

(b)All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the U.S. Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall perform all of the obligations in this Agreement intended to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the non-bankrupt Party copies of all Patents and Information necessary for the non-bankrupt Party to prosecute, maintain and enjoy its rights under the terms of this Agreement. All rights, powers and remedies of the non-bankrupt

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Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

9.7Effects of Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. In the event this Agreement is not terminated in its entirety, but rather is terminated on a Licensed Product-by-Licensed Product basis pursuant to Section 9.3, then, notwithstanding anything to the contrary in this Section 9.7, the consequences of termination described herein shall only apply to such terminated Licensed Product, and this Agreement shall remain in full force and effect with respect to all Products other than such terminated Licensed Product.

(a)General. In the event of termination of this Agreement by either Party:

(1)The JRC shall coordinate the wind-down of each Party’s efforts under this Agreement if termination occurs during the Research Term.

(2)Without limiting the effect that such termination shall have on any provisions of this Agreement, other than those provisions that this Agreement expressly provides shall survive such termination or as otherwise expressly provided herein, including Sections 9.7(b) and (c), all rights and licenses granted herein to either Party shall terminate; provided that such licenses shall continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Law and as otherwise required in accordance with Section 9.7(a)(1) or Section 9.7(a)(5);

(3)[ * ];

(4)All payment obligations hereunder shall terminate, other than those that accrued prior to the effective date of termination; and

(5)[ * ].

(b)Consequences of Unilateral Termination by Olema. Upon termination of this Agreement in its entirety by Olema in accordance with Section 9.2 prior to the time Aurigene has in good faith sent a written notice to Olema claiming a material breach of this Agreement by Olema, which claim of breach has not yet been resolved: [ * ]

(c)Consequences for Aurigene Termination for Olema Material Breach or After Aurigene Notice of Material Breach. In connection with termination of this Agreement (i) by Aurigene in accordance with Section 9.3 or Section 9.5 with respect to one or more Collaboration Compounds or Aurigene Compounds [ * ] or Licensed Products that contain such Collaboration

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Compound or Aurigene Compound as an active ingredient (alone or in combination with another active ingredient) [ * ] or (iii) in its entirety by Olema in accordance with Section 9.2 after the time Aurigene has in good faith sent a written notice to Olema claiming a material breach of this Agreement by Olema, which claim of breach has not yet been resolved.  [ * ].

9.8Remedies. Except as otherwise explicitly set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any Liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation.

9.9Survival. In the event of termination of this Agreement, in addition to the provisions of this Agreement that continue in effect in accordance with their terms, the following provisions of this Agreement shall survive: ARTICLE 1, Section 3.8, Section 5.6, Section 5.7, Section 5.8, Section 6.1, Section 7.5, ARTICLE 8, Section 9.7, Section 9.8, Section 9.9, ARTICLE 10, and ARTICLE 11.

ARTICLE 10

INDEMNIFICATION

10.1Indemnification by Olema. Olema hereby agrees to defend, indemnify and hold harmless Aurigene and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, an “Aurigene Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, the “Losses”), to which any Aurigene Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: [ * ].

10.2Indemnification by Aurigene. Aurigene hereby agrees to defend, indemnify and hold harmless Olema and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, an “Olema Indemnitee”) from and against any and all Losses to which any Olema Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: [ * ].

10.3Indemnification Procedures.

(a)Notice. Promptly after a Olema Indemnitee or a Aurigene Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 10.1 or 10.2, as applicable (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

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(b)Defense. Upon receipt of notice under this Section 10.3 from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee) such Claim. The Indemnifying Party will promptly (and in any event not more than [ * ] after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation (which acknowledgment shall not be deemed or construed as an admission of liability, either under this ARTICLE 10 or otherwise) to indemnify the Indemnitee with respect to the Claim pursuant to this ARTICLE 10 and of its intention to compromise or defend such Claim. As to all Claims as to which the Indemnifying Party has assumed control under this Section 10.3(b), the Indemnitee shall have the right to employ separate counsel and to participate in the defense of a Claim (as reasonably directed by the Indemnifying Party) at its own expense.

(c)Cooperation. The Indemnitee will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim. The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.

(d)Settlement. If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), unless: [ * ]. If the Indemnifying Party fails to assume defense of a Claim within [ * ], the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and the Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this ARTICLE 10.

10.4Insurance. Each Party shall, at its own expense, procure and maintain during the Term and for a period of [ * ] thereafter, insurance policy/policies adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. Such insurance shall not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this ARTICLE 10. Each Party shall provide the other Party with prompt written notice of cancellation, non-renewal or material change in such insurance that could materially adversely affect the rights of such other Party hereunder and shall provide such notice within [ * ] after any such cancellation, non-renewal or material change.

10.5Limitation of Liability. EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS ARTICLE 10, INCLUDING BUT NOT LIMITED TO ANY DAMAGES REQUIRED TO BE PAID TO A THIRD PARTY PURSUANT TO A NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A THIRD PARTY CLAIM FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER; ANY BREACH OF SECTION 4.6 (EXCLUSIVITY); AND ANY BREACH OF

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ARTICLE 8 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST ROYALTIES, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 11

MISCELLANEOUS

11.1Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, or on the next Business Day after being sent by reputable international overnight courier (with delivery tracking provided, signature required and delivery prepaid), or on the date sent and confirmed by E-mail, in each case, to the address specified below (or at such other addresses for such Party as may be specified by notice given in accordance with this Section 11.1).

(a)If to Olema:

Olema Pharmaceuticals, Inc.

512 2nd St, 4th Floor

San Francisco, CA 94107

Attention: Chief Business Officer

with a copy to:

Olema Pharmaceuticals, Inc.

512 2nd St, 4th Floor

San Francisco, CA 94107

Attention: Chief Legal Officer

Email: [ * ]

(b)If to Aurigene:

Aurigene Discovery Technologies Limited

39-40, KIADB Industrial Area Phase II,

Electronic City Hosur Road

Bangalore - 560100 Karnataka India

Attn: Murali Ramachandra, Chief Executive Officer

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11.2Governing Law.

(a)This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state. Any action or proceeding with respect to this Agreement must be brought in the state or federal courts located in Manhattan, New York, and each Party hereto submits with regard to any action or proceeding to the sole and exclusive jurisdiction of the aforesaid courts; provided that if the aforesaid courts are not a proper venue for seeking specific performance or injunctive relief, then either Party may bring an action or proceeding seeking specific performance or injunctive relief in a court of proper venue.

(b)Prior to initiating any action or proceeding with respect to this Agreement, such matter shall be referred to the Executive Officers for discussion and resolution within [ * ] from the date that the matter is first referred to the Executive Officers. If the Executive Officers are not able to resolve the matter within the [ * ] period, then either Party may initiate an action or proceeding as set forth in Section 11.2(a). Notwithstanding the foregoing, a Party shall be entitled to immediately seek specific performance or injunctive relief as a remedy without first submitting the matter for resolution by the Executive Officers in accordance with this Section 11.2(b).

11.3Dispute Resolution.

(a)Except with respect to any dispute for which Olema has final decision-making authority under Section 2.5 and any dispute to be resolved as set forth in Section 11.3(b), any dispute relating to this Agreement shall be resolved in accordance with Section 11.2.

(b)If the Parties are unable to resolve a dispute regarding [ * ], then such dispute will resolved by “baseball arbitration” in accordance with this Section 11.3, by either Party sending written notice requesting such arbitration to the other Party.

(c)Baseball arbitration will be conducted by an expert panel. Within [ * ] following receipt of any notice requiring dispute resolution pursuant to this Section 11.3, each Party shall select [ * ] expert for such panel and the [ * ] experts selected by the Parties shall select a [ * ] expert for the panel within [ * ].

(d)Within [ * ] after the panel of experts are selected, each Party will deliver to both the expert panel and the other Party a detailed written proposal setting forth its proposed detailed terms to resolve the dispute, which with respect to Section 9.7(b)(4) or Section 9.7(c)(2) shall mean the complete license agreement ready for signature (the “Proposed Terms”), and a memorandum

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in support thereof, not exceeding [ * ] in length (each, a “Support Memorandum”). The Parties will also provide the expert panel a copy of this Agreement, as may be amended at such time.

(e)Within [ * ] after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the expert panel (with a copy to the other Party) a response to the other Party’s Support Memorandum, such response not exceeding [ * ] in length (each, a “Response Memorandum”). Neither Party may have any other communications (either written or oral) with the expert panel other than for the sole purpose of engaging the expert panel or as expressly permitted in this Section 11.3; provided that the expert panel may convene a hearing if the expert panel so chooses to ask questions to the Parties and hear oral arguments and discussion regarding each Party’s Proposed Terms.

(f)Within [ * ] after the expert panel’s receipt of both Party’s Response Memoranda, the expert panel will select one of the two Proposed Terms (without modification) provided by the Parties that the expert panel believes is most consistent with the intention underlying and agreed principles set forth in this Agreement. The decision of the expert panel shall be final, binding, and unappealable[ * ]. The expert panel must select as the only method to resolve the dispute at issue one of the two sets of Proposed Terms and may not combine elements of both Proposed Terms or award any other relief or take any other action.

11.4Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment of its rights and obligations hereunder in whole or in part without the other Party’s consent to an Affiliate or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction [ * ]. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section shall be null, void and of no legal effect. For purposes of clarity, each Party agrees that notwithstanding any provisions of this Agreement to the contrary, if either Party undergoes a Change of Control, such Change of Control shall not provide the other Party with any rights or access to the intellectual property or technology Controlled by the Party’s Third Party successor or acquiror[ * ]

11.5Designation of Affiliates. Each Party may discharge any obligation and exercise any right hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

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11.6Relationship of the Parties. It is expressly agreed that Olema, on the one hand, and Aurigene, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Olema nor Aurigene shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of that Party and not of the other Party and all costs and obligations incurred by reason of such employment shall be for the account and expense of such Party.

11.7Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party. If a Force Majeure persists for more than [ * ], then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure. In the event a Party is prevented from performing its obligations under this Agreement due to Force Majeure for more than [ * ] according to this Section 11.7, the other Party shall have the right to terminate this Agreement upon [ * ] notice after the expiration of such period. [ * ]

11.8Entire Agreement. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof; provided, that the Confidential Disclosure Agreement shall be superseded and terminated hereby, with all Confidential Information disclosed thereunder being deemed Confidential Information under this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of any inconsistency between the body of this Agreement and either any Exhibits to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise expressly stated to the contrary in such Exhibit or ancillary agreement, the terms contained in this Agreement shall control.

11.9Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid

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or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.10English Language. This Agreement shall be written in and executed in, and all other communications under or in connection with this Agreement, shall be in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.11Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.12Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

11.13Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

11.14Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and, as used herein, shall have the same meaning as “including, but not limited to,” and/or “including, without limitation.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.

11.15No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary

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rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

11.16Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

11.17Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

OLEMA PHARMACEUTICALS, INC.

By:	/s/ Sean Bohen
Name:	Sean Bohen
Title:	CEO and President

AURIGENE DISCOVERY TECHNOLOGIES LIMITED.

By:	/s/ Murali Ramachandra
Name:	Murali Ramachandra
Title:	CEO

[ * ]

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Exhibit A

Aurigene Patents

[ * ]

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Exhibit B

Olema Patents

[ * ]

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Exhibit C

Research Plan and Budget

[ * ]

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Exhibit D

Aurigene Compounds and Aurigene Materials

[ * ]

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Exhibit E

Press Release

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.